Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283739

PROSPECTUS

Mega Matrix Inc.

Up to 1,397,727 Class A Ordinary Shares

This prospectus relates to the offer and sale of our Class A ordinary shares, par value $0.001 per share (“Class A Ordinary Shares” or “Class A Shares”), on a resale basis, by the selling shareholders identified herein or their permitted transferees, of up to an aggregate of 1,397,727 Class A Ordinary Shares, consisting of: (i) 681,818 Class A Ordinary Shares issuable upon exercise of Series A warrants (the “Series A Warrants”), (ii) 681,818 Class A Ordinary Shares issuable upon exercise of Series B warrants (the “Series B Warrants”), and (iii) 34,091 Class A Ordinary Shares issuable upon the exercise of placement agent warrants (the “Placement Agent Warrants,” and together with Series A Warrants and Series B Warrants, the “Warrants”) owned by certain holders. The Warrants were issued to the selling shareholders in connection with a private placement we completed on August 5, 2024 (the “Private Placement”).

We are not offering any Class A Ordinary Shares for sale by us under this prospectus. We are registering the Class A Ordinary Shares covered by this prospectus to be sold by the selling shareholders under the terms of a registration rights agreement dated August 1, 2024 entered into with the selling shareholders in connection with the Private Placement. We will not receive any of the proceeds from the sale by the selling shareholders of the Class A Ordinary Shares. Upon any exercise of the Warrants in for cash, however, we will receive the exercise price of the respective Warrants.

Following the effectiveness of the registration statement of which this prospectus forms a part, the selling shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their securities on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For more information, see “Plan of Distribution.”

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any prospectus supplement and any free writing prospectus before you invest in any of our securities.

Our Class A Ordinary Shares are listed on the NYSE American under the symbol “MPU.” On February 5, 2025, the last reported sales price of our Class A Ordinary Shares was $1.02 per share.

This prospectus describes the general manner in Class A Ordinary Shares may be offered and sold by any selling shareholders. When the selling shareholders sell Class A Ordinary Shares under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any prospectus supplement, and any documents we incorporate by reference into this prospectus before you make your investment decision.

As of the date of this prospectus, our issued and outstanding share capital consists of Class A Ordinary Shares and Class B ordinary shares, par value $0.001 per share (“Class B Ordinary Shares” or “Class B Shares”). Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A Ordinary Share will be entitled to one vote and each Class B Ordinary Share will be entitled to 50 votes. Each Class B Ordinary Share is convertible into one class A Ordinary Share at any time by the holder thereof. See “Description of Share Capital.”

As of the date hereof, our chairperson, chief executive officer and president, Mr. Yuchen Hu, holds 30,000 Class A Ordinary Shares and 5,933,700 Class B Ordinary Shares, representing a combined 89.52% voting power, which provides Mr. Hu with control over a majority of the combined voting power of all our Class A Ordinary Shares and Class B Ordinary Shares, and therefore will be able to control all matters submitted to our shareholders for approval until a significant portion of such outstanding Class B Ordinary Shares he holds are converted into Chass A Ordinary Shares as further described in “Description of Share Capital”.

As of January 24, 2025, the aggregate market value worldwide of our outstanding Class A Ordinary Shares held by non-affiliates was approximately $68,705,625.78, based on 34,753,811 Class A Ordinary Shares outstanding, of which 34,699,811 Class A Ordinary Shares were held by non-affiliates, and a per Class A Ordinary Share price of 1.98 based on the closing sale price of our Class A Ordinary Shares on NYSE American on December 6, 2024. Pursuant to General Instruction I.B.5 of Form F-3, in no event will securities be sold, pursuant to the registration statement of which this prospectus forms a part, for a value exceeding one-third of the aggregate market value of our outstanding Class A Ordinary Shares held by non-affiliates in any 12-month period, so long as the aggregate market value of our Class A Ordinary Shares held by non-affiliates is less than $75.0 million. No securities have been offered or sold pursuant to General Instruction I.B.5 on Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN THIS PROSPECTUS, THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 7, 2025

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are incorporated by reference. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should read these factors and the other cautionary statements made in this prospectus and in the documents which we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

●	our ability to secure sufficient funding to support our current and proposed operations;

●	our ability to manage our working capital requirements efficiently;

●	the possibility that any of our new lines of businesses do not perform or operate as anticipated;

●	the impact of certain industry trends on our performance;

●	our ability and our customers’ ability to comply with applicable government and regulatory requirements in the numerous jurisdictions in which we and our customers operate;

●	our cyber vulnerabilities and the anticipated effects on us if a cybersecurity threat or incident were to materialize;

●	general economic, market, political and regulatory conditions, including anticipated changes in these conditions and the impact of such changes on customer demand and other facets of our business;

●	the impact of any of the foregoing on the prevailing market price and trading volume of our Class A Ordinary Shares;

●	the ongoing development of our short drama streaming business and our ability to continue development of our short drama streaming business model outside of the United States;

●	our ability to continue to be in compliance with the development of applicable regulatory regulations in connection with data, intellectual property and short video industry; and

●	our ability and our film makers’ ability to comply with applicable government and regulatory requirements in the numerous jurisdictions in which we and our film makers operate.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference and file as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC. By using a shelf registration statement, the selling shareholders may sell from time to time in one or more offerings the Class A Ordinary Shares described in this prospectus.

For investors outside of the United States, neither we nor the selling shareholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus outside of the United States. The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date. You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find Additional Information” and/or “Incorporation of Information by Reference.”

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and/or incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Except where the context otherwise requires or where otherwise indicated, the terms “MPU Cayman,” the “Company,” “we,” “us,” “our,” “our company” and “our business” refer to Mega Matrix Inc. together with its consolidated subsidiaries as a consolidated entity.

CERTAIN DEFINED TERMS AND MATERIAL CHANGES

On October 8, 2024, Mega Matrix Inc. (“MPU Cayman”),Mega Matrix Corp., a Delaware corporation (“MPU DE”), and MPU Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MPU Cayman (“MPU Merger Sub”) effected a redomicile merger (the “Redomicile Merger”). As a result, MPU Merger Sub merged with and into MPU DE, with MPU DE surviving as a wholly-owned subsidiary of MPU Cayman, pursuant to the Third Amended and Restated Agreement and Plan of Merger, dated May 31, 2024 (“Merger Agreement”), which Merger Agreement was approved by MPU DE stockholders on September 25, 2024 (“Redomicile Merger”).

After the Redomicile Merger, MPU DE, together with its subsidiaries, owns and continues to its business in substantially the same manner as it was being conducted. MPU Cayman is managed by the same board of directors and executive officers that manage MPU DE prior to the Redomicile Merger, with the directors to serve until such time as they are removed from office by ordinary resolution of the shareholders or by a resolution of the board of directors.

Pursuant to the Redomicile Merger and as approved by the NYSE American, MPU Cayman’s Class A Shares are now listed on the NYSE American under the symbol “MPU.” The CUSIP/ISIN number relating to the Class A Shares of MPU Cayman is G6005C 108/ KYG6005C1087.

Except where the context otherwise requires and for the purposes of this registration statement only:

●	“Company,” “we,” “MPU Cayman,” “us,” and “our” refer to the combined business of Mega Matrix Inc., and its consolidated subsidiaries, except where expressly noted otherwise or the context otherwise requires;

●	“Class A Shares” means Class A Ordinary Shares of MPU Cayman with a par value of $0.001 and entitled to one (1) vote per share;

●	“Class B Shares” means Class B Ordinary Shares of MPU Cayman with a par value of $0.001 and entitled to fifty (50) votes per share;

●	“digital asset” refers to any computer-generated math-based and/or cryptographic protocol that may, among other things, be used to buy and sell goods or pay for services. Cryptocurrency represent one type of digital asset;

●	“Exchange Act” refers the Securities Exchange Act of 1934, as amended;

●	“FunVerse” refers to the Company’s wholly-owned subsidiary FunVerse Holding Limited, a company incorporated under the laws of British Virgin Islands company;

●	“MPU Cayman” refers to Mega Matrix Inc., formerly known as Marsprotocol Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned-subsidiary of the Company;

●	“MPU Merger Sub” refers to MPU Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MPU Cayman;

●	“MTP” refers to the Company’s wholly-owned subsidiary Marsprotocol Technologies Pte. Ltd., a Singapore exempt private company limited by shares;

●	“Ordinary Shares” means Class A Shares and Class B Shares;

●	“SEC” refers to the Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“SDP” refers to the Company’s wholly-owned subsidiary Saving Digital Pte. Ltd., a Singapore exempt private company limited by shares;

●	“StaaS” refers to staking as a service; and

●	“Yuder” refers to FunVerse wholly-owned subsidiary Yuder Ptd, Ltd., a Company incorporated under the laws of Singapore.

IMPLICATIONS OF BEING AN “EMERGING GROWTH COMPANY”

AND A “FOREIGN PRIVATE ISSUER”

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an “emerging growth company,” we may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We are also considered a “foreign private issuer” within the meaning of the rules under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

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INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

●	The annual report filed by our predecessor, Mega Matrix Corp., on Form 10-K, as amended, for the fiscal year ended December 31, 2023, filed with the SEC on March 18, 2024 and as amended on August 19, 2024 (the “Form 10-K”);

●	The quarterly reports filed by our predecessor, Mega Matrix Corp., on Form 10-Q, as amended, for the period ended March 31, 2024, filed with the SEC on May 8, 2024 and as amended on August 19, 2024, and Form 10-Q for the period ended June 30, 2024, filed with the SEC on August 14, 2024;

●	The current reports filed by our predecessor, Mega Matrix Corp., on Form 8-K filed with the SEC on May 9, 2024, May 14, 2024, May 22, 2024, June 3, 2024, August 5, 2024, August 16, 2024, and September 3, 2024;

●	The description of the securities contained on Form 8-A filed on October 10, 2024, pursuant to Section 12 of the Exchange Act, and on Form 8-K12G3 filed on November 14, 2024, together with all amendments and reports filed for the purpose of updating that description;

●	Our reports on Form 6-K furnished to the SEC on October 9, 2024, November 7, 2024, November 12, 2024 (with respect to Exhibits 99.1 and 99.2 to such Form 6-K); December 11, 2024 and December 20, 2024; and

●	With respect to each offering of securities under this prospectus, all of our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus.

The Form 10-K contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with U.S. GAAP..

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to Carol Wang, our secretary and chief financial officer:

88 Market Street, Level 21

CapitaSpring

Singapore 048948

+65 6914 98

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. Offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

OUR COMPANY

Overview

The Company is a holding company incorporated in Cayman Islands and headquartered in Singapore. The Company wholly owns FunVerse Holding Limited, a British Virgin Islands company (“FunVerse”) which directly owns Yuder Pte, Ltd., a Singapore corporation (“Yuder”). Yuder operates FlexTV, a short drama streaming platform based in Singapore that produces English and Thai dramas that are also translated into different languages for our users that are spread across various parts of the world such as Europe, America, and Southeast Asia. In addition to creating original dramas, Yuder also acquires third party content licenses which it then translates and distributes on its FlexTV platform. To deliver diverse and international content to our users, Yuder’s production team has filmed in various parts of the world, including, but not limited to, the United States, Mexico, Australia, Thailand, and Philippines. Our principal executive office is located at 103 Tampines Street 86 #03-06, The Alps Residences, Singapore 528576, (650) 340-1888. Our website is www.megamatrix.io. The information on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus. Our agent in the United States is COGENCY GLOBAL INC., 122 East 42nd Street, 18th Floor, New York, NY 10168, (212) 947-7200.

The following diagram illustrates our corporate structure as of the date hereof.

Our business

FlexTV Operations

Through Yuder, we now operates FlexTV, a short drama streaming platform based in Singapore that produces English and Thai dramas that are also translated into different languages for our users that are spread across various parts of the world such as Europe, America, and Southeast Asia. In addition to creating original dramas, Yuder also acquires third party content licenses which it then translates and distributes on is FlexTV platform.

Our focus is to be a leading short drama streaming platform in the global streaming video industry. FlexTV stands out as an innovative force, introducing short dramas as a unique form of storytelling, committed to leading vertical screen entertainment globally.

Short dramas aim to capture the essence of narratives within concise time frames, typically formatted vertically for optimal viewing on mobile phones, ranging from 1 (one) to 3 (three) minutes per episode. Each episode seamlessly integrates into a series, where complete storylines unfold across 40 (forty) to over 100 (one hundred) episodes. Short dramas usually offer users a virtual escape, presenting narratives that resonate with emotions, fostering a sense of connection, and serving as a wellspring of comfort or inspiration in the digital realm.

The move from conventional TV streaming to short drama streaming is a worldwide shift, offering users enhanced options and increased flexibility in their entertainment choices. We acknowledge the significant and profound impact of short video platforms on viewer behaviors, characterized by shorter attention spans, vertical screen viewing, and increased multitasking. We leverage the substantial void between the long-form dramas provided by entities like Netflix and the predominantly influencer-created short videos.

The content characteristics of short dramas determine that they can be produced in quick batches and monetized rapidly. Users are used to scrolling through videos, movie narrations and at a faster pace. The threshold for short drama production has lowered, with lower costs, shorter cycles, and higher operational efficiency. Short dramas are more attractive, more direct, faster-paced, and better suited for mobile entertainment.

We recognize the significant impact of short video platforms like Facebook Reels, Instagram Reels, YouTube Shorts, TikTok, and others on user behaviors. Our dedication to innovative short dramas stems from a deep understanding of evolving viewing habits influenced by shorter attention spans and increased multitasking.

We are steadfast in delivering innovative content that connects with diverse audiences worldwide, promoting cultural appreciation and entertainment on a global scale, and bringing joy to the lives of users worldwide. The content characteristics of short dramas determine that they can be produced in quick batches and monetized rapidly.

Our Business Model

FlexTV has already formed a mature content business model that integrates content production, distribution, and operation. Short drama content on the FlexTV platform is divided into two categories: one category consists of dramas in which we participate in production, primarily in English and Thai, and the other category consists of translated dramas, where we purchase the copyrights of completed high-quality short dramas from third parties and then translate them into multiple languages, including but not limited to, English, Spanish, Portuguese, Japanese, Korean, French, Arabic and Thai. As of November 30, 2024, FlexTV had a total inventory of around 420 short dramas, with 334 already released. Among the released dramas, 71 are self-produced.

A typical timeline for launching one short drama product is divided into three stages. The first stage is the script polishing period, which lasts approximately 15-30 days. The second stage is the filming and post-production stage, which lasts around 14-30 days. The third stage is the release stage, primarily lasting within 30-60 days.

To acquire the best scripts, FlexTV pioneered the adoption of studios nurturing and supporting content production partners. We have strict criteria for selecting short drama studios and their scripts. First, we integrate user research in the topic and script stages with internal original production and external procurement. Then, in the matching production studios and evaluation stage, we establish a stable producing process, efficient editing, and a hit production experience. This approach ensures a stable industrialized supply of content.

We generate platform revenue primarily through top-up and membership fees for services related to streaming content to our users and advertisements presented on our streaming service.

We offer a variety of streaming top-up and membership plans, the price of which varies by country and the features of the plan. Users typically can watch about five (5) to ten (10) episodes of each short drama on our platform for free. To continue watching, they will need to become subscription members or top up their account to acquire in-app coins on our platform, which are then used to continue viewing the short dramas. Users can also earn in-app coins to watch short dramas by completing daily and new user tasks, such as watching ads, inviting friends, and sharing FlexTV on Facebook and TikTok. The in-app coins can only be used on our platform and are not transferrable. Users can subscribe to FlexTV memberships on a weekly, monthly, or annual basis, and during the membership subscription period, users will have unlimited access to view any short drama on FlexTV. We measure monetization of our platform by calculating the average revenue per active user (“ARPU”), which we believe represents the inherent value of our business model.

In addition, in the three months ended September 30, 2024, the Company launched its content licensing business where it licenses its self-produced short dramas to third party platform providers and allow the platform to distribute the short dramas for an agreed period of time. This allows the Company to leverage its content library that it is developing from its self-produced short dramas.

Competitive Strengths

We believe that FlexTV has the following competitive advantages:

Content barrier: We continuously nurture and incubate studios that supply content to our platform, assisting them in establishing industrialized production processes. In the short term, we provide funding for studio content production. FlexTV encourages healthy competition, and we anticipate more studios shifting towards producing short-form content in the future. As the number of studios on the platform increases and their capabilities improve, studios will raise funds independently to produce content. FlexTV provides more traffic and distribution resources for good content, significantly reducing the risk of platform investment in content production.

Network effects: As the platform’s content library accumulates, it attracts more users to watch content for longer durations, generating more revenue for the platform. This, in turn, attracts more studios to create content for the platform, resulting in a positive feedback loop.

Global distribution resources: We own the rights to series, translating them into various languages for global distribution. Through our proprietary advertising placement system, KOL distribution, and media copyright cooperation resources, we can rapidly increase the series’ influence and generate substantial revenue within a short period. Outstanding distribution capabilities are a key reason why studios choose to collaborate with our streaming platform.

User Growth Strengths

Major social media traffic distribution: We achieve user growth by advertising on mainstream social media channels such as Facebook, TikTok, and Google. We edit highlights of our series into clips to attract users to download the FlexTV app.

KOL marketing: We invite Key Opinion Leaders (KOLs) to market our series on their social media accounts. When users download FlexTV and make deposits, KOLs can share in the deposit revenue. Through this way, we attract a large number of KOLs to proactively share content related to our series.

Intellectual Property

The protection of our technology and intellectual property is an important aspect of our business. We currently rely upon a combination of trademarks, trade secrets, copyrights, nondisclosure contractual commitments, and other legal rights to establish and protect our intellectual property.

As of November 30, 2024, we held three (3) pending ones in Singapore, two (2) pending trademark applications in Hong Kong and four (4) pending ones in Thailand. We held one (1) registered trademarks in United States, four (4) registered trademarks in United Kingdom and three (3) registered trademarks in Singapore. We will evaluate our development efforts to assess the existence and patentability of new intellectual property. To the extent that it is feasible, we will file new patent applications with respect to our technology and trademark applications with respect to our brands.

Human Capital Resources

As of November 30, 2024, we had around 150 individuals, including 18 full-time employees and the remainder being indirect contractors. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good. In addition to our direct employment, Yuder has engaged over 130 indirect contractors through a services agreement with a third-party company based in Asia. This agreement, entered into in November 2023 provides a cost-efficient way to support FlexTV operations on an as-needed basis. The number of indirect contractors is still increasing with the development of FlexTV. This strategy provides flexibility in managing our workforce.

International Markets

FlexTV is available in more than 100 countries. Our production teams film in various locations including, but not limited to, United States, Mexico, Australia, Thailand, and Philippines. We will continue to expand our international markets and collaborate with local partners in each major market.

Our Industry

The short drama industry experienced explosive growth in 2023. According to China Securities Report, dated November 7, 2023, the total market size of short dramas in China in 2023 was expected to reach $5 billion and monthly active users exceeding 100 million, fully validating the product. In addition, the market size of global short dramas will reach $36 billion in 3 years. With short video platforms like TikTok cultivating user habits for fragmented and concise entertainment videos, the global short drama market is expected to continue growing. The vertical screen era is likely to give birth to emerging streaming media giants, and there are still opportunities for global large-scale streaming platforms similar to Netflix and Roku.

The short drama industry is likely to extensively incorporate the latest AI technologies, with the potential to integrate high-recognition IPs with short dramas. This includes AI-enabled face swapping, voice changing, and scene and content creation using verbal descriptions which could revolutionize content creation by significantly reducing production time and costs, enabling more creative freedom, and potentially democratizing access to high-quality video production for creators worldwide.

Recent Corporate Developments

On August 5, 2024, MPU DE closed a private placement with two accredited investors relating to the issuance and sale of (i) 340,909 shares of MPU DE’s Class A Ordinary Shares at a purchase price of $2.20 per share; (ii) pre-funded warrants to purchase 340,909 shares at an exercise price of $0.001 per pre-funded warrant; (iii) Series A Class A Ordinary Shares warrants to purchase an aggregate of 681,818 shares of Class A Ordinary Shares at an exercise price of $2.20 per share; and (iv) Series B Class A Ordinary Shares warrants to purchase an aggregate of 681,818 shares of Class A Ordinary Shares at an exercise price of $2.20 per share. The Pre-Funded Warrants were exercised immediately upon issuance and expire when exercised in full at an exercise price of $0.001 per share. The Series A Class A Ordinary Shares warrants will expire twenty-four months following the issuance date and the Series B Class A Ordinary Shares warrants will expire five and one-half years following the issuance date. The aggregate gross proceeds to MPU DE from the private placement were approximately $1.5 million, before deducting placement agent commissions and estimated offering expenses.

On October 8, 2024, the Company, MPU DE, and MPU Merger Sub, Inc., effected the Redomicile Merger. As a result, MPU Merger Sub merged with and into MPU DE, with MPU DE surviving as a wholly-owned subsidiary of MPU Cayman, pursuant to the Third Amended and Restated Agreement and Plan of Merger, dated May 31, 2024 (the “Merger Agreement”), which Merger Agreement was approved by MPU DE stockholders on September 25, 2024. Pursuant to the Redomicile Merger (as defined below) and as approved by the NYSE American, MPU Cayman’s Class A Shares are now listed on the NYSE American under the symbol “MPU.” As a result of the Redomicile Merger, each issued and outstanding share of MPU DE’s Class A Ordinary Shares acquired prior to October 8, 2024 has been exchanged for one MPU Cayman Class A Share.

MPU Cayman is authorized to issue shares totaling US$120,000, divided into (i) 100,000,000 Class A Shares of par value US$0.001 each, (ii) 10,000,000 Class B Shares of par value US$0.001 each and (iii) 10,000,000 Preferred Shares of par value US$0.001 each. The board of directors of MPU Cayman have general and unconditional authority to allot, grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in the Company at such times and on such terms and conditions as the Directors may decide. The Directors may so deal with the unissued shares: (a) either at a premium or at par; or (b) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

As of the date hereof, MPU Cayman has issued approximately 34,753,811 Class A Shares and 5,933,700 Class B Shares. There are no Preferred Shares outstanding as of the date hereof.

On September 24, 2024, the Company set up Bona Box FZ LLC, a wholly owned subsidiary in Abu Dhabi. Bona Box FZ LLC is aiming to produce short dramas to customers based in Arabian area.

On November 21, 2024, the Company signed a memorandum of understanding with 9Yards Cinema Production, a subsidiary of 9Yards Communications, a fully integrated marketing and media agency headquartered in Abu Dhabi, UAE, to jointly establish an investment fund focused on the development of global short drama and pan-entertainment sector.

PRINCIPAL SHAREHOLDERS

Based solely upon information made available to us, the following table sets forth information as of January 24, 2025, regarding the beneficial ownership of our voting securities by:

●	each person known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 34,753,811 Class A Shares, and 5,933,700 Class B Shares outstanding as of the date of the prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws. In computing the number and percentage of shares beneficially owned by a person as of a particular date, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of such date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Class A Shares		% of Class A Shares	Number of Class B Shares	% of Class B Shares	% of Total Voting Power
Officers and Directors
Yucheng Hu (Chairman, Chief Executive Officer, and President)	5,963,700	(2)	14.66%	5,933,700	100%	89.52%
Carol Wang (Chief Financial Officer and Secretary)	24,000		*	—	—	*
Qin Yao (Director)	—		—	—	—	—
Junyi Dai (Director)	—		—	—	—	—
Siyuan Zhu (Director)	—		—	—	—	—
All directors and executive officers as a group (5 individuals)	5,987,700	(2)	14.73%	5,933,700	100%	89.53%

Five Percent Shareholders
Yucheng Hu (Chairman, Chief Executive Officer, and President)	5,963,700	(2)	14.66%	5,933,700	100%	89.52%

*	Less than 0.1%

(1)	The address of each holder listed above, except as otherwise indicated, is c/o Mega Matrix Inc., 88 Market Street, Level 21, CapitaSpring, Singapore 048948. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, Class A Ordinary Shares issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all Class A Ordinary Shares owned by such person.

(2)	Includes 5,933,700 Class B shares that may be converted into 5,933,700 Class A Shares by Mr. Hu at his option and 30,000 Class A Shares.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and any accompanying prospectus supplement, including the risk factors set forth in our filings we make with the SEC from time to time, that are incorporated by reference herein, including the risk factors set forth in the Annual Report filed by our predecessor, Mega Matrix Corp., on Form 10-K, as amended, for the fiscal year ended December 31, 2023, filed with the SEC on March 18, 2024 and as amended on August 19, 2024 (the “Form 10-K”), before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

Risks Related to our Business

We will need to raise additional capital or financing to continue to execute and expand our business.

We will need to raise additional capital to support our new operations and execute on our business plan by issuing equity or convertible debt securities. In the event we are required to obtain additional funds, there is no guarantee that additional funds will be available on a timely basis or on acceptable terms. To the extent that we raise additional funds by issuing equity or convertible debt securities, our shareholders may experience additional dilution and such financing may involve restrictive covenants. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Further, we may incur substantial costs in pursuing future capital and/or financing. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If such funds are not available when required, management will be required to curtail investments in additional sales and marketing and product development, which may have a material adverse effect on future cash flows and results of operations.

Expansion of the Company’s operations into new products, services and technologies, including content categories, is inherently risky and may subject it to additional business, legal, financial and competitive risks.

Historically, the Company’s operations have been focused on third-party management service contracts for aircraft operations, NFT gaming, StaaS and solo-staking, which operations have ceased. Expansion of the Company’s operations and its marketplace into additional products and services, such as short video drama involve numerous risks and challenges, including potential new competition, increased capital requirements and increased marketing spent to achieve customer awareness of these new products and services. Growth into additional content, product and service areas may require changes to the Company’s existing business model and cost structure and modifications to its infrastructure and may expose the Company to new regulatory and legal risks, any of which may require expertise in areas in which the Company has little or no experience. There is no guarantee that the Company will be able to generate sufficient revenue from sales of such products and services to offset the costs of developing, acquiring, managing and monetizing such products and services and the Company’s business may be adversely affected.

If our efforts to attract and retain users are not successful, our business will be adversely affected.

Our future revenue will be derived for subscriber based fees. We must continually add users and convert them to fee-based subscribers both to replace canceled fee-based subscribers and to grow our business beyond our current fee-based subscriber base. The video streaming business is new to us and our ability to penetration and growth our user base have fluctuated and vary across the jurisdictions where we provide our service. Our ability to attract and retain users and convert them to fee-based subscribers will depend in part on our ability to consistently provide our users in countries around the globe with compelling content choices that keep our users engaged with our service, effectively drive conversation around our content and service, as well as provide a quality experience for choosing and enjoying our short video dramas. Furthermore, the relative service levels, content offerings, pricing and related features of competitors to our service may adversely impact our ability to attract and retain users. Competitors include other entertainment video providers, such as linear television, and streaming entertainment providers (including those that provide pirated content), video gaming providers, as well as user-generated content, and more broadly other sources of entertainment that our users could choose in their moments of free time.

Our users and fee-based subscribers cancel our service for many reasons, including a perception that they do not use the service sufficiently, that they need to cut household expenses, dissatisfaction with content, a preference for competitive services and customer service issues that they believe are not satisfactorily resolved. Fee-based subscribers growth is also impacted by adverse macroeconomic conditions, including inflation, may also adversely impact our ability to attract and retain users and fee-based subscribers. If we do not grow as expected or be able to increase our fee-based subscriber revenue, including by adjusting subscription pricing, liquidity and results of operations may be adversely impacted. If we are unable to successfully compete with current and new competitors in providing compelling content, retaining our existing users and attracting new users, our business will be adversely affected.

If we do not continuously provide value to our users, including making improvements to our service in a manner that is favorably received by them, our revenue, results of operations and business will be adversely affected.

If consumers do not perceive our service offering to be of value, including if we introduce new or adjust existing features, adjust pricing or service offerings, or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain users and fee-based subscribers, and accordingly, our revenue, including revenue per paying subscribers, and results of operations may be adversely affected. The video streaming business and the production of short video dramas is new to us. If our efforts to develop and offer short video dramas are not valued by our current and future users and fee-paying subscribers, our ability to attract and retain users and fee-paying subscribers may be negatively impacted. We may also seek to extend our business into new products and services to help drive growth. For example, we are expanding our offering of consumer products and live experiences. To the extent we cannot successfully find and develop new products and services to help drive growth, our future results of operations and growth may be adversely impacted.

We may, from time to time, have to adjust our subscription pricing, or our pricing model itself. Any adjustments we make may not be well-received by our users and could negatively impact our ability to attract and retain users and fee-paying subscribers, revenue per fee-paying subscribers, revenue and our results of operations. If our efforts to satisfy our existing users or adjustments to our service are not successful, we may not be able to attract or retain users and fee-paying subscribers, and as a result, our ability to grow our business will be adversely affected.

 If we fail to grow and maintain our active user base, our business, financial condition and operating results may be materially and adversely affected.

The size of our active user base with our products are critical to our success. We are a new business and focused on attracting and maintaining an active user base. Our financial performance has been and will continue to be significantly affected by our ability to grow and engage our active user base. In addition, we may fail to maintain or increase our user base or our users’ engagement if, among other things:

●	we fail to innovate or develop new products and services that provide relevant content and satisfactory experience to, or are favorably received by, our users;

●	we fail to produce new dramas that are attractive to our users;

●	we fail to respond to or adopt evolving technologies for product development on a timely and cost-effective basis;

●	we fail to successfully market and monetize our existing and new mobile applications throughout their life cycles;

●	we fail to develop products that are compatible with existing or new mobile devices, mobile operating systems or their respective upgrades;

●	we fail to maintain or improve our technology infrastructure and security measures designed to protect our users’ personal privacy and cyber security;

●	we lose users to competing products and services or due to concerns related to personal privacy and cyber security or other reasons;

●	we fail to successfully implement our strategies related to the continued expansion of our global user base; or

●	we are required by existing or new laws, regulations or government policies to implement changes to our products or services that are adverse to our business.

If we are unable to maintain or increase our user base, our advertising services may become less attractive to our advertising customers, which may have a material and adverse impact on our business, financial condition and operating results.

Our advertising offering is new and subject to various risks and uncertainties, which may adversely affect our business.

We have limited experience and operating history offering advertising on our video streaming service, and our advertising revenue may not grow as we expect. Advertisers purchase advertising services either directly from us or through third-party advertising exchanges and advertising agencies. Our advertising customers, including advertisers and advertising exchanges and agencies, typically do not have long-term contractual arrangements with us. They may be dissatisfied with our advertising services or perceive our advertising services as ineffective. Potential new customers may view our advertising services as unproven, and we may need to devote additional time and resources to convince them. In addition, new advertising formats emerge from time to time and customer preferences can change. We may not be able to adapt our products and services to future advertising formats or changing customer preferences on a timely and cost-effective basis, and any such adaption failure could materially and adversely affect our financial conditions, results of operations and prospects.

We compete for advertising customers not only with other providers of digital advertising spaces, but also with other types of platforms and advertising service providers such as newspapers, magazines, billboards, television and radio stations. Some of our competitors have access to considerably greater financial and other resources for expanding their product offerings and present considerable challenges to gaining and maintaining additional market share.

If we fail to deliver advertising services in an effective manner, or if our advertising customers believe that placing advertisements on our platform and in our short dramas do not generate a competitive return when compared to placing advertisements through our competitors’ products, they may not continue to do business with us or they may only be willing to advertise with us at reduced prices. If our existing advertising customers reduce or discontinue their advertising spending with us, or if we fail to attract new advertising customers, our business, financial condition and results of operations could be materially and adversely affected.

We rely on our business collaborations with third parties, including major digital distribution platforms and mobile device manufacturers, to maintain and expand our user base. Our failure to maintain good relationships with these business partners may materially and adversely affect our business and operating results.

We collaborate with various business partners to promote our products and enlarge our user base. We use third-party digital distribution platforms such as Apple App Store and Google Play to distribute our mobile applications to users. We also advertise on third-party platforms, such as Facebook and TikTok to acquire users. The promotion and distribution of our mobile applications are subject to such digital distribution platforms’ standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these platforms. In addition, our applications may be suspended by or removed from such platforms as a result of allegations or claims by third parties regardless of their merits. If we are unable to maintain good relationships with our business partners or the business of our business partners declines, the reach of our products and services may be adversely affected and our ability to maintain and expand our user base may decrease. Most of the agreements with our business partners, including mobile device manufacturers and digital distribution platforms, do not prohibit them from working with our competitors or from offering competing services. If our partner distribution platforms change their standard terms and conditions in a manner that is detrimental to our business, or if our business partners decide not to continue working with us or choose to devote more resources to supporting our competitors or their own competing products, we may not be able to find a substitute on commercially favorable terms, or at all, and our competitive advantages may be diminished.

We may be subject to notices or complaints alleging, among other things, our infringement of copyrights and delivery of illegal or inappropriate content through our products, which could lead to suspension or removal of such products from digital distribution platforms, a decrease of our user base, and a significantly adverse impact on our financial results and our reputation.

We use third-party digital distribution platforms such as Apple App Store and Google Play to distribute our mobile applications to users. In the ordinary course of our business, we and the digital distribution platforms may from time to time receive, notices or complaints from third parties alleging that certain of our contents infringe copyrights, deliver illegal, fraudulent, pornographic, violent, bullying or other inappropriate content, or otherwise fail to comply with applicable policies, rules and regulations. Upon receipt of such notices or complaints, those digital distribution platforms may suspend or remove such products from such platforms. The processes for appealing such suspensions and removals with those platforms could be time-consuming, and we cannot guarantee that our appeals will always prevail or that any such suspended or removed application will be made available again. Such suspensions and removals of our products could lead to a decrease of our user base and, if they occur frequently and/or in a large scale, could significantly adversely affect our reputation, business operation and financial performance. In addition, these digital distribution platforms and third-party platforms may also receive, from time to time, notices or complaints from third parties alleging that certain of our products infringe copyrights, deliver illegal, fraudulent, pornographic, violent, bullying or other inappropriate content, or otherwise fail to comply with applicable policies, rules and regulations, consequently those digital distribution platforms may suspend or remove such products from their platforms and those third-party platforms may terminate their collaboration with us.

We have international operations and plan to continue expanding our operations globally. We may face challenges and risks presented by our growing global operations, which may have a material and adverse impact on our business and operating results.

Yuder is headquartered in Singapore and provide its products and services to a global user base. We intend to continue the international expansion of our business operations and grow our user base globally. We believe the sustainable growth of our business depends on our ability to increase the penetration of our products in both developed and emerging markets. Our continued international operations and global expansion may expose us to a number of challenges and risks, including:

●	challenges in developing successful products and localized adaptions, and implementing effective marketing strategies that respectively target mobile internet users and advertising customers from various countries and with a diverse range of preferences and demands;

●	difficulties in managing and overseeing global operations and in affording increased costs associated with doing business in multiple international locations;

●	local competitions;

●	difficulties in integrating and managing potential foreign acquisitions or investments;

●	compliance with applicable laws and regulations in various countries worldwide, including, but not limited to, internet content requirements, cyber security and data privacy requirements, intellectual property protection rules, exchange controls, and cash repatriation restrictions;

●	fluctuations in currency exchange rates;

●	political, social or economic instability in markets or regions in which we operate; and

●	compliance with statutory equity requirements and management of tax consequences.

Our business, financial condition and results of operations may be materially and adversely affected by these challenges and risks associated with our global operations.

Our product development and monetization strategies are highly dependent on our technology capabilities and infrastructure. If the amount of user data generated on our products declines, or if we fail to enhance or upgrade our technologies at a competitive pace, the effectiveness of our business model may be harmed and our operating results may be materially and severely affected.

We depend on our technological capabilities and infrastructure to analyze our users’ preferences and needs and to generate valuable user insights. Active users of our products generate a large amount of data across our applications and in a variety of use cases on a daily basis. The data generated by our users lays the foundation for us to build our user profiles. By analyzing such user data with our big data analytics and other relevant technologies, we aim to understand our users’ interests and needs for content in order to develop products that deliver relevant content catering to their interests and needs. Therefore, the effectiveness of our product development and monetization strategies is dependent on our ability to obtain and process data and to refine the algorithms used in processing such data. If we fail to maintain and expand the user base of our products to continually generate large amounts of user data, or if we fail to keep up with the rapid development and upgrade of big data analytics and other relevant technologies on a timely and cost-effective basis, we may not be able to effectively grow and monetize our products, and our business and operating results may be materially and adversely affected.

If we fail to correctly anticipate user preferences and develop and commercialize new products and services, we may fail to attract or retain existing users, the lifecycles of our mobile applications may end prematurely and our operating results may be materially and adversely affected.

Our success depends on our ability to maintain, grow and monetize our user base, which in turn depends on our ability to continually develop and commercialize new mobile applications, introduce new features or functions to our existing mobile applications and provide users with high-quality content and an enjoyable user experience. This is particularly important since the mobile internet industry is characterized by fast and frequent changes, including rapid technological evolution, shifting user demands, frequent introductions of new products and services, and constantly evolving industry standards, operating systems and practices. FlexTV APP was launched in 2023 and over 150 short video drama have been released since October 2023. We intend to continue to produce new short video drama and other contents and services to enlarge our active user base. Our ability to roll out new short video dramas and services depends on a number of factors, including engaging new talents, High-quality contents, as well as correctly analyzing and predicting users’ interests and demands for content using our big data analytical capabilities. If we fail to correctly analyze and predict users’ interests and demands for content, fail to cater to the anticipated needs and preferences of users, or fail to provide a superior user experience, our existing and new mobile applications may suffer from reduced user traffic or be unsuccessful in the market and our user base may decrease, which in turn may impact our fee-based subscription and our ability to earn advertising revenue. There can be no assurance that our new products and services will generate revenues or profits and we may not be able to recoup the investments and expenditure involved in such development. Our quarterly results may also experience significant fluctuations as we continue to invest in the development of new products and services.

In addition, as a result of rapidly evolving user preferences, our existing mobile applications may reach the end of their lifecycles prematurely. There can be no assurance that we will be able to correctly predict the lifecycles of our new mobile applications, our estimates regarding the lifecycles of our existing mobile applications may turn out to be incorrect, and our business, financial condition and results of operations may be materially and adversely affected.

We may be held liable for information or content displayed on, distributed by, retrieved from or linked to the mobile applications integrated into our products, which may adversely impact our brand image and materially and adversely affect our business and operating results.

We may display third-party content, such as videos, pictures, books, articles and other works, on our mobile applications without the explicit consent from such third party, and we may further explore market opportunities in the content-related business. Our users may misuse our products to disseminate content that contains inappropriate, fraudulent or illegal information or that infringes the intellectual property rights of third parties. We have implemented control measures and procedures to detect and block inappropriate, fraudulent or illegal content uploaded to or disseminated through our products, particularly those that violate our user agreements or applicable laws and regulations. However, such procedures may not be sufficient to block all such content due to the large volume of third-party content. Despite the procedures and measures we have taken, if the content displayed on our products are found to be fraudulent, illegal or inappropriate, we may suffer a loss of users and damage to our reputation. In response to any allegations of fraudulent, illegal or inappropriate activities conducted through our mobile applications or any negative media coverage about us, government authorities may intervene and hold us liable for non-compliance with laws and regulations concerning the dissemination of information on the internet and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue certain features and services provided by our mobile applications or to temporarily or permanently disable such mobile applications. If any of such events occurs, our reputation and business may suffer and our operating results may be materially and adversely affected.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our patents, copyrights, trademarks, trade secrets, and other intellectual property as critical to our business. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on a combination of intellectual property laws and contractual arrangements to protect our proprietary rights. It is often difficult to register, maintain, and enforce intellectual property rights in countries with less developed regulatory regimes or inconsistent and unreliable enforcement mechanisms. Sometimes laws and regulations are subject to interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. In addition, our contractual agreements may be breached by our counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China and other jurisdictions in which we operate. Detecting and preventing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent infringement or misappropriation of our intellectual property. In the event that we resort to litigation to enforce or protect our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation.

We may be subject to intellectual property infringement lawsuits which could be expensive to defend and may result in our payment of substantial damages or licensing fees, disruption to our product and service offerings, and reputational harm.

The success of our business relies on the quality of our products, which in turn depends on the underlying software and related technology, such as big data analytics. The protection of such software and related technologies primarily relies on intellectual property rights including patents and trade secrets. Meanwhile, for the purpose of our business expansion, we may from time to time display third-party content, such as videos, pictures, books, articles and other works, on our mobile applications without acquiring the explicit consent from such third party. Third parties, including our competitors, may assert claims against us for alleged infringements of their patents, copyrights, trademarks, trade secrets and internet content.

Intellectual property claims against us, whether meritorious or not, are time consuming and costly to resolve, could divert management attention away from our daily business, could require changes of the way we do business or develop our products, could require us to enter into costly royalty or licensing agreements or to make substantial payments to settle claims or satisfy judgments, and could require us to cease conducting certain operations or offering certain products in certain areas or generally. We do not conduct comprehensive patent searches to determine whether the technologies used in our products infringe upon patents held by others. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. While we believe that our products do not infringe in any material respect upon any intellectual property rights of third parties, we cannot be certain that this is the case.

In addition, in any potential dispute involving our patents or other intellectual property, our advertising customers and business partners could also become the target of litigation. We have certain contractual obligations to indemnify our advertising customers and the mobile device manufacturers that pre-install our products on their devices for liability that they may incur based on third-party claims of intellectual property infringement for the use of our products or technology. Many of our collaboration contracts with mobile device manufacturers provide for a cap on our indemnity obligations. In addition, in the event of any such claims, our advertising customers or business partners may decide not to use our products in the future, which could harm our financial condition and operating results.

Finally, we may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, there can be no assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop for us.

Yuder, as a Singapore-based company, is subject to laws and regulations of Singapore and each jurisdiction where our services are offered. Our operations require us to apply for specific licenses with Singapore authorities.

Yuder’s operations as a Singapore-based company are subject to the regulatory environments of Singapore and each jurisdiction where our services are available. In Singapore, Yuder is actively assessing the need for specific licenses such as an Over-the-Top (OTT) Niche Television Service License and, for age-restricted content, a Film Exhibition License. Moreover, we may need to comply with the Content Code for OTT, Video on Demand, and Niche Services in Singapore to ensure our content aligns with public interest and decency standards. Additionally, as our service is accessible over the internet to users worldwide, we are subject to a wide array of international laws and regulations, which vary significantly across different jurisdictions.

Our efforts to secure necessary licenses and comply with regulatory standards are facing challenges, including the possibility that licenses may not be granted, or could be revoked or not renewed by regulatory authorities.

The complexity of obtaining necessary licenses and maintaining compliance with regulatory standards presents a risk that licenses may not be granted or could be revoked or not renewed by regulatory authorities. This includes both the specific licenses required for operations in Singapore and potentially different or additional licenses needed in other countries. Such outcomes could prevent us from offering certain services or content, thus significantly impacting our operations and financial condition.

Information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions.

We receive, process, store and use personal information and other customer data. There are numerous federal, state and local laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other data. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us which could have an adverse impact on our business. The costs of compliance with these types of laws may increase in the future as a result of changes in interpretation or changes in law. Any failure on our part to comply with these types of laws may subject us to significant liabilities.

Third parties we work with may violate applicable laws or our policies, and such violations may also put our customers’ information at risk and could in turn have an adverse impact on our business. We will also be subject to payment card association rules and obligations under each association’s contracts with payment card processors. Under these rules and obligations, if information is compromised, we could be liable to payment card issuers for the associated expense and penalties. If we fail to follow payment card industry security standards, even if no customer information is compromised, we could incur significant fines or experience a significant increase in payment card transaction costs.

Security breaches, computer malware and computer hacking attacks have become more prevalent. Any security breach caused by hacking which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our network infrastructure to the satisfaction of our players may harm our reputation and our ability to retain existing players and attract new players.

Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

Our compliance with regulatory requirements demands significant operational and financial resources.

Compliance with regulatory requirements in Singapore and internationally may require significant operational and financial resources. This includes the potential need to furnish security deposits, adhere to content classification requirements, and ensure ongoing compliance with varied regulatory standards across jurisdictions. The financial burden and operational constraints imposed by these regulatory requirements could negatively affect our profitability and operational efficiency.

We face challenges in continuously monitoring and adapting to the varied regulatory environments across the various jurisdictions where we operate.

Navigating the regulatory landscapes of multiple jurisdictions increases the risk of inadvertent non-compliance due to the dynamic nature of laws and regulations governing online streaming services. Continuous adjustments to our operational practices and content offerings may be necessary, requiring substantial resources and potentially leading to penalties, restrictions, or the cessation of our services in certain territories.

We may encounter restrictions or outright bans in certain jurisdictions if we fail to comply with local regulations or content standards.

Given the global accessibility of our service, there is a risk that certain jurisdictions may impose restrictions or outright bans on our operations due to non-compliance with local regulations or content standards. Such actions could limit our market presence and negatively impact our growth prospects and profitability.

Risks Related to our Company and our Securities

The ownership of our stock is highly concentrated in our chairman, and we have one controlling stockholder.

As of the date of this prospectus, our issued and outstanding share capital consists of Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A Ordinary Share will be entitled to one vote and each Class B Ordinary Share will be entitled to 50 votes. Each Class B Ordinary Share is convertible into one class A Ordinary Share at any time by the holder thereof. See “Description of Share Capital.”

As of the date hereof, our chairperson, chief executive officer and president, Mr. Yuchen Hu, holds 30,000 Class A Ordinary Shares and 5,933,700 Class B Ordinary Shares, representing a combined 89.52% voting power, which provides Mr. Hu with control over a majority of the combined voting power of all our Class A Ordinary Shares and Class B Ordinary Shares, and therefore will be able to control all matters submitted to our shareholders for approval until a significant portion of such outstanding Class B Ordinary Shares he holds are converted into Chass A Ordinary Shares as further described in “Description of Share Capital”. As a result of his ownership, Mr. Yu is able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

In addition to the dilutive effect on the voting power and value of our Class A Ordinary Shares, the foregoing structure of our capital stock may render our Class A Ordinary Shares ineligible for inclusion in certain securities market indices, and thus adversely affect the price and liquidity of, and public sentiment regarding, our Class A Ordinary Shares or other securities.

The existence of, and voting rights associated with, our Class B Ordinary Shares, either alone or in conjunction with certain of the other provisions of our memorandum and articles of association, could also have the effect of delaying, deterring or preventing a change in our control or make the removal of our management more difficult.

We have a limited operating history in new short video drama business, so there is a limited track record on which to judge our business prospects and management.

We are currently focusing on short video streaming platform or producing short video dramas which is very different from our prior staking business, NFT gaming, and aircraft leasing business. As such, our historical financial results should not be considered indicative of our future performance. In addition, we have a limited operating history in providing short video streaming platform or producing short video dramas upon which to base an evaluation of our business and prospects. You must consider the risks and difficulties we face as a small operating company with limited operating history.

User metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics could harm our business, revenue and financial results.

We intend to regularly review our metrics, including the number of our active users, paying users, and other measures to evaluate growth trends, measure our performance and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we currently believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our FlexTV platform is used across large populations globally. Our metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. In addition, from time to time, we may implement new methodologies for calculating these metrics, which may result in the metrics changing or decreasing from prior periods or not being comparable to prior periods. If our metrics provide us with incorrect or incomplete information about our users and their behavior, we may make inaccurate conclusions about our business which could harm our business, revenue and financial results.

We will need to raise additional capital or financing to continue to execute and expand our business.

We will need to raise additional capital to support our new operations and execute on our business plan by issuing equity or convertible debt securities. In the event we are required to obtain additional funds, there is no guarantee that additional funds will be available on a timely basis or on acceptable terms. To the extent that we raise additional funds by issuing equity or convertible debt securities, our shareholders may experience additional dilution and such financing may involve restrictive covenants. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Further, we may incur substantial costs in pursuing future capital and/or financing. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If such funds are not available when required, management will be required to curtail investments in additional sales and marketing and product development, which may have a material adverse effect on future cash flows and results of operations.

Our business depends on the continuing efforts of our management. If it loses their services, our business may be severely disrupted.

Our business operations depend on the efforts of our new management, particularly the executive officers named in this document. If one or more of our management were unable or unwilling to continue their employment with us, it might not be able for us to replace them in a timely manner, or at all. We may incur additional expenses to recruit and retain qualified replacements. Our business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected. In addition, our management may join a competitor or form a competing company. As a result, our business may be negatively affected due to the loss of one or more members of our management.

We may not be able to prevent or timely detect cyber security breaches and may be subject to data, security and/or system breaches which could adversely affect our business operations and financial conditions.

We rely on information technology networks and systems, including the use of third-party communications systems over the Internet, to process, transmit and store electronic information, and to manage or support our business activities. These information technology networks and systems may be subject to security breaches, hacking, phishing, or spoofing attempts by others to gain unauthorized access to our business information and financial accounts. A cyberattack, unauthorized intrusion, or theft of personal, financial or sensitive business information could have a material adverse effect of on our business operations or our clients’ information, and could harm our operations, reputation and financial situation. In addition, due to an increase in the types of cyberattacks, our employees could be victim to such scams designed to trick victims into transferring sensitive company data or funds, that could compromise and/or disrupt our business operations.

MPU DE was a victim of a business email compromise scam (BEC) in December 2021. BEC scams involve using social engineering to cause employees to wire funds to the perpetrators in the mistaken belief that the requests were made by a company executive or established vendor. As a result of the BEC scam, we have enhanced BEC awareness within our organization, established additional controls to help detect BEC scams when they occur, and require additional confirmations for large money transactions. In addition, we seek to detect and investigate all cybersecurity incidents and to prevent their recurrence, but in some cases, we might be unaware of an incident or its magnitude, duration, and effects. While we take every effort to train our employees to be cognizant of these types of attacks and to take appropriate precautions, and have taken actions and implemented controls to protect our systems and information, the level of technological sophistication being used by attackers has increased in recent years, and may be insufficient to protect our systems or information. Any successful cyberattack against us could lead to the loss of significant company funds or result in in potential liability, including litigation or other legal actions against us, or the imposition of penalties, which could cause us to incur significant remedial costs. Further, we cannot ensure that our efforts and measures taken will be sufficient to prevent or mitigate any damage caused by a cybersecurity incident, and our networks and systems may be vulnerable to security breaches, hacking, phishing, spoofing, BEC, employee error or manipulation, or other adverse events.

Due to the evolving nature and increased sophistication of these cybersecurity threats, the potential impact of any future incident cannot be predicted with certainty; however, any such incidents could have a material adverse effect on our results of operations and financial condition, especially if we fail to maintain sufficient insurance coverage to cover liabilities incurred or are unable to recover any funds lost in data, security and/or system breaches, and could result in a material adverse effect on our business and results of operations.

We do not maintain commercial insurance to cover loss of digital assets.

We do not carry any insurance that covers the loss of our digital assets held by our custodian and its affiliates. As such, we may not be able to recover any funds lost in data, security and/or system breaches.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have adopted certain new and revised accounting standards based on transition guidance permitted under such standards earlier. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE American corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE American corporate governance listing standards.

As a foreign private issuer, we rely on certain provision under NYSE American Company Guide that allows us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the NYSE American.

We currently rely on home country practice to be exempted from certain of the corporate governance requirements of the NYSE American, namely (i) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (ii) there will be no requirement for the Company to obtain shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings. In the future, we may elect to follow other home country practices with regard to certain matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE American corporate governance requirements.

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the NYSE American. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2025. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our Directors or Executive Officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid the loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, Directors and 10% shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NYSE American. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

We are subject to various laws relating to foreign corrupt practices, the violation of which could adversely affect its operations, reputation, business, prospects, operating results and financial condition.

We are subject to risks associated with doing business outside of the United States, including exposure to complex foreign and U.S. regulations such as the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions and other penalties. It may be difficult to oversee the conduct of any contractors, third-party partners, representatives or agents who are not our employees, potentially exposing us to greater risk from their actions. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face legal proceedings and actions which could result in civil penalties, administration actions and criminal sanctions. Any determination that we have violated any anti-corruption laws could have a material adverse impact on our business.

Violations of these laws and regulations could result in significant fines, criminal sanctions against us, our officers or our employees. Additionally, any such violations could materially damage our reputation, brand, international expansion efforts, ability to attract and retain employees and our business, prospects, operating results and financial condition.

Historically, we have dealt with significant amounts of cash in our operations, which have subjected us to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by us could have a material adverse impact on our business.

As of December 31, 2023, our internal control over financial reporting was ineffective, and if we continue to fail to improve such controls and procedures, investors could lose confidence in our financial and other reports, the price of our Class A Ordinary Shares may decline, and we may be subject to increased risks and liabilities.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the Sarbanes-Oxley Act of 2002. The Exchange Act requires, among other things, that we file annual reports with respect to our business and financial condition. Section 404 of the Sarbanes-Oxley Act requires, among other things, that we include a report of our management on our internal control over financial reporting. We are also required to include certifications of our management regarding the effectiveness of our disclosure controls and procedures. We previously identified a material weakness in our internal control over financial reporting relating to our tax review control for complex transactions. We are in the process of enhancing our tax review control related to unusual transactions that we may encounter, but that control has not operated for a sufficient time to determine if the control was effective as of December 31, 2023. If we cannot effectively maintain our controls and procedures, we could suffer material misstatements in our financial statements and other information we report which would likely cause investors to lose confidence. This lack of confidence could lead to a decline in the trading price of our Class A Ordinary Shares.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls and may require us to have such system audited by an independent registered public accounting firm. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or shareholder litigation. Any inability to provide reliable financial reports could harm our business. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

The trading prices of our Class A Ordinary Shares could be volatile, which could result in substantial losses to our shareholders and investors.

The trading prices of our Class A Ordinary Shares could be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other similarly situated companies that have listed their securities in the U.S. in recent years. The securities of some of these companies have experienced significant volatility including, in some cases, substantial price declines in the trading prices of their securities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States and other jurisdictions.

In addition to market and industry factors, the price and trading volume for our Class A Ordinary Shares may be highly volatile for factors specific to our own operations including the following:

●	variations in our revenue, earnings and cash flow;

●	announcements of new product and service offerings, investments, acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

●	changes in the performance or market valuation of our company or our competitors;

●	changes in financial estimates by securities analysts;

●	changes in the number of our users and customers;

●	fluctuations in our operating metrics;

●	failures on our part to realize monetization opportunities as expected;

●	additions or departures of our key management and personnel;

●	detrimental negative publicity about us, our competitors or our industry;

●	market conditions or regulatory developments affecting us or our industry; and

●	potential litigations or regulatory investigations.

Any of these factors may result in large and sudden changes in the trading volume and the price at which our Class A Ordinary Shares will trade. In the past, shareholders of a public company often brought securities class action suits against the listed company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If our Class A Ordinary Shares becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,001 or less and our Class A Ordinary Shares has a market price per share of less than $5.00, transactions in our Class A Ordinary Shares may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;

●	receive the purchaser’s written agreement to the transaction prior to sale;

●	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our Class A Ordinary Shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our Class A Ordinary Shares may be depressed, and you may find it more difficult to sell our Class A Ordinary Shares.

An active trading market for our Class A Ordinary Shares may not develop, and you may not be able to easily sell your Class A Ordinary Shares.

An active trading market for shares of our Class A Ordinary Shares following our emergence from bankruptcy may never develop or be sustained. If an active trading market does not develop, you may have difficulty selling your shares of Class A Ordinary Shares or at all. An inactive market may also impair our ability to raise capital by selling our Class A Ordinary Shares, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies by using our Class A Ordinary Shares as consideration.

If we do not continue to satisfy the NYSE American continued listing requirements, our Class A Ordinary Shares could be delisted.

The listing of our Class A Ordinary Shares on NYSE American is contingent on our compliance with the NYSE American’s conditions for continued listing.

Should we fail to meet the NYSE American’s continuing listing requirements, we may be subject to delisting by the NYSE America. In the event our Class A Ordinary Shares are no longer listed for trading on the NYSE American, our trading volume and share price may decrease and we may experience difficulties in raising capital which could materially affect our operations and financial results. Further, delisting from the NYSE American could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees. Finally, delisting could make it harder for us to raise capital and sell securities.

Sales of a significant number of our share in the public market, or the perception that such sales could occur, could depress the market price of our Class A Ordinary Shares.

On October 7, 2022, we registered 2,397,305 shares for resale by selling shareholders. The sales of those shares of in the public market could depress the market price of our Class A Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of shares would have on the market price of our securities.

We cannot predict the impact our multi-class share structure may have on the stock price of our Class A Ordinary Shares.

We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have policies that restrict or prohibit the inclusion of companies with multiple-class share structures in certain of their indices, including the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices. However, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our multi-class capital structure will make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies may depress the valuations of publicly traded companies that are excluded from the indices compared to those of other similar companies that are included. Because of our multi-class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of our Class A Ordinary Shares less attractive to other investors. As a result, the market price of shares of our Class A Ordinary Shares could be adversely affected.

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act, 2018 of the Cayman Islands (the “ES Act”) that came into force on January 1, 2019, a “relevant entity” conducting a “relevant activity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our Company. There are nine designated “relevant activities” under the ES Act, and for so long as our Company is carrying on activities which falls within any of the designated relevant activities, it shall comply with all applicable requirements under the ES Act. If the only business activity that the Company carries on is to hold equity participation in other entities and only earns dividends and capital gains, then based on the current interpretation of the ES Act, our Company is a “pure equity holding company” and will therefore only be subject to the minimum substance requirements, which require us to (i) comply with all applicable requirements under the Companies Act and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds of the sale of Class A Ordinary Shares offered from time to time pursuant to this prospectus. We will not receive any of the proceeds from the sale or other disposition of Class A Ordinary Shares held by the selling shareholders pursuant to this prospectus. Upon exercise of any of the Warrants for cash, the applicable selling shareholders would pay us the exercise price set forth in the Warrants. We expect to use any such proceeds primarily for our working capital and other corporate and operational purposes. The Warrants are exercisable on a net exercise cashless basis. If any of the Warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable Selling shareholders upon any such exercise of the Warrants.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of Class A Ordinary Shares to be sold by the selling shareholders pursuant to this prospectus. Other than registration expenses, the selling shareholders will bear their own broker or similar commissions payable with respect to sales of Class A Ordinary Shares.

TRANSFER AGENT

Our transfer agent is Continental Stock Transfer & Trust Co., 1 State Street, 30th Floor, New York, New York.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale from time to time, on a resale basis, by the selling shareholders or their permitted transferees, of up to an aggregate of 1,397,727 Class A Ordinary Shares consisting of: (i) 681,818 Class A Ordinary Shares issuable upon exercise of Series A Warrants, (ii) 681,818 Class A Ordinary Shares issuable upon exercise of Series B Warrants, and (iii) 34,091 Class A Ordinary Shares issuable upon the excise of the Placement Agent Warrants owned by certain holders. The Class A Ordinary Shares being registered for resale hereby are issuable upon exercise of outstanding Warrants that were issued in connection with the Private Placement.

We will pay the expenses relating to such registration other than brokerage commissions in connection with the sale of the Class A Ordinary Shares under this prospectus by the respective selling shareholders.

All information with respect to share ownership has been furnished by the selling shareholders. The Class A Ordinary Shares being offered is being registered to permit secondary trading of the shares and the selling shareholders may offer all or part of the Class A Ordinary Shares owned for resale from time to time. Other than as described in the footnotes below, the selling shareholders do not have any family relationships with our officers, directors or controlling shareholders.

The term “selling shareholders” also includes any transferees, pledges, donees, or other successors in interest to the selling shareholders named in the table below. To our knowledge, each person named in the table has sole voting and investment power with respect to the Class A Ordinary Shares set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholders who is able to use this prospectus to resell the securities registered hereby.

The Class A Ordinary Shares issuable to the selling shareholders, upon exercise of the Warrants are those previously issued to selling shareholders in a Private Placement. For additional information regarding the issuances of Warrants, see current reports filed by our predecessor, Mega Matrix Corp., on Form 8-K filed with the SEC on  August 5, 2024. We are registering the Class A Ordinary Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Class A Ordinary Shares by each of the selling shareholders. The second column lists the number of Class A Ordinary Shares beneficially owned by each selling shareholders, based on its ownership of the Warrants, as of the date hereof, assuming exercise of the Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the Class A Ordinary Shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the maximum number of Class A Ordinary Shares issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Warrants, a selling shareholders may not exercise the Warrants to the extent such exercise would cause such selling shareholders, together with its affiliates and attribution parties, to beneficially own a number of Class A Ordinary Shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Class A Ordinary Shares following such exercise, excluding for purposes of such determination Class A Ordinary Shares issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation, if any. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following table sets forth certain information concerning the selling shareholders and the Class A Ordinary Shares beneficially owned by them and offered by them in this prospectus. The percentage of ownership of the selling shareholders in the following table is based upon 34,753,811 Class A Ordinary Shares outstanding as of January 24, 2025.

Name of Selling shareholders	Number of Shares Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)	Number of Shares Owned After Offering(2)	Percentage of Shares Owned After Offering(2)
Armistice Capital LLC.(3)	681,818	681,818	0	0
Intracoastal Capital, LLC(4)	681,818	681,818	0	0
Craig Schwabe (5)	1,151	1,151	0	0
Charles Worthman (5)	341	341	0	0
Michael Vasinkevich(5)	21,860	21,860	0	0
Noam Rubinstein(5)	10,739	10,739	0	0

(1)	For each selling shareholders, includes Class A Ordinary Shares known by us to be held by such selling shareholders as of the date of the prospectus plus any Class A Ordinary Shares that are issuable upon exercise of Warrants that are being registered hereunder without giving effect to any beneficial ownership limitations that may exist on such warrants. This column does not include any other securities that a selling shareholders may hold, including any other warrants that such selling shareholders may hold, that are not applicable to this prospectus.

(2)	Assumes the sale of all Class A Ordinary Shares offered pursuant to this prospectus.

(3)	The securities to be sold pursuant to this prospectus consist of up to 681,818 (subject to adjustments) Class A Ordinary Shares, consisting of 340,909 Class A Ordinary Shares issuable upon exercise of Series A Warrants and 340,909 Class A Ordinary Shares issuable upon exercise of Series B Warrants, all of which are directly held by (i) Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the managing member of Armistice Capital. The Warrants are subject to a 4.99% beneficial ownership limitation, which limitations prohibit the Selling shareholders and its affiliates owning, after exercise, a number of Class A Ordinary Shares in excess of the beneficial ownership limitation. The address of the Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	The securities to be sold pursuant to this prospectus consist of up to 681,818 (subject to adjustments) Class A Ordinary Shares, consisting of 340,909 Class A Ordinary Shares issuable upon exercise of Series A Warrants, and 340,909 Class A Ordinary Shares issuable upon exercise of Series B Warrants, all of which are directly held by Intracoastal Capital LLC. (the “Intracoastal”), a Delaware limited liability company. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital is 245 Palm Trail, Delray Beach, FL 33483.

(5)	The selling shareholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned consist of Class A Ordinary Shares issuable upon exercise of Placement Agent Warrants, which were received as compensation in connection with our Private Placement. The selling shareholders acquired the Placement Agent Warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling shareholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

The selling shareholders, including donees, pledgees, transferees, permitted assigns or other successors in interest (including transferees that receive Class A Ordinary Shares from the selling shareholders under this prospectus), may use any one or more of the following methods (or in any combination) to sell, distribute or otherwise transfer the securities from time to time:

●	through underwriters or dealers for resale to the public or to investors;

●	directly to one or more purchasers;

●	through agents;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

●	in block trades;

●	through public or privately negotiated transactions; or

●	any other method permitted pursuant to applicable law.

In particular, the selling shareholders may offer and sell, distribute or otherwise transfer from time to time at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; at prices related to prevailing market prices; at varying prices determined at the time of sale; or at negotiated prices. These offers and sales or distributions may be effected from time to time in one or more transactions, including:

●	on any national securities exchange or quotation service on which our Class A Ordinary Shares may be listed or quoted at the time of sale or in the over-the-counter market;

●	in transactions other than on a national securities exchange or quotation service or in the over-the-counter market;

●	in block transactions in which the broker or dealer so engaged will attempt to sell the Class A Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

●	in ordinary brokerage transactions in which the broker-dealer solicits purchasers;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	through the writing of options, convertible securities or other contracts or agreements to be satisfied by the delivery of Class A Ordinary Shares;

●	through short sales;

●	through privately negotiated transactions;

●	through an exchange distribution in accordance with the rules of the applicable exchange;

●	through broker-dealers who may agree with any selling shareholders to sell a specified number of its shares at a stipulated price per share;

●	through the lending of such securities;

●	by pledge to secure debts and other obligations or on foreclosure of a pledge;

●	through the distribution of such securities by any selling shareholders to its shareholders;

●	through a combination of any of the above methods; or

●	through any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares in open market transactions under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of Class A Ordinary Shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Any broker-dealers or agents that are involved in selling the Class A Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Class A Ordinary Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In connection with sales of our Class A Ordinary Shares under this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of Class A Ordinary Shares, short and deliver such shares to close out such short positions, or loan or pledge the shares to broker-dealers that may in turn sell such shares. The selling shareholders may also sell shares short and deliver these securities to close out its short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.

The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling shareholders may from time to time pledge or grant a security interest in some or all of the Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares from time to time under this prospectus or an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus, as appropriate.

The selling shareholders also may transfer the Class A Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus and may sell the Class A Ordinary Shares from time to time under the prospectus or an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under the prospectus, as appropriate.

We have agreed to bear all reasonable expenses incurred in connection with the registration of these shares, including the reasonable fees. The selling shareholders will be required to bear the expenses of any underwriting discounts and commissions incurred for the sale of Class A Ordinary Shares.

We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with the selling shareholders to indemnification by the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on the selling shareholders’ behalf.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Class A Ordinary Shares and activities of the selling shareholders.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the date on which the selling shareholders have publicly sold all of the Class A Ordinary Shares covered by this prospectus or the date that all of the Class A Ordinary Shares covered by this prospectus (in the opinion of counsel to the selling shareholders) may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof), and without compliance with any “current public information” requirement, pursuant to Rule 144 under the Securities Act.

To the extent permitted by applicable law, the plan of distribution may be modified in a prospectus supplement or otherwise.

DESCRIPTION OF SHARE CAPITAL

The following description of the material terms of MPU Cayman’s Ordinary Shares includes a summary of specified provisions of the memorandum and articles of association of MPU Cayman in effect as of the date of this proxy statement/prospectus. Such memorandum and articles of association of MPU Cayman are attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part and incorporated herein by reference. You are encouraged to read the relevant provisions of the Companies Act and MPU Cayman’s memorandum and articles of association as they relate to the following summary.

Authorized Share Capital

MPU Cayman is authorized to USD120,000 divided into (i) 100,000,000 Class A Shares of par value USD0.001 each, (ii) 10,000,000 Class B Shares    of par value USD0.001 each and (iii) 10,000,000 Preferred Shares of par value USD0.001 each. The board of directors of MPU Cayman have general and unconditional authority to allot, grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in the Company at such times and on such terms and conditions as the Directors may decide. The Directors may so deal with the unissued shares: (a) either at a premium or at par; or (b) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise

As of the close of business on January 24, 2025, MPU Cayman had 34,753,811 Class A Shares and 5,933,700 Class B Shares issued and outstanding and no Preferred Shares issued and outstanding.

Ordinary Shares

General. MPU Cayman is authorized to issue 100,000,000 Class A Shares and 10,000,000 Class B Shares. All of MPU Cayman’s outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form. MPU Cayman’s shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their Ordinary Shares in accordance with the memorandum and articles of association of MPU Cayman.

Dividends. The holders of Ordinary Shares of MPU Cayman are entitled to such dividends as may be declared by MPU Cayman’s board of directors. The memorandum and articles of association of MPU Cayman provide that its board of directors may declare and pay dividends if justified by MPU Cayman’s financial position and permitted by law.

Voting Rights. Each Class A Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of MPU Cayman, and each Class B Share shall be entitled to fifty (50) votes on all matters subject to vote at general meetings of MPU Cayman. Class A Shares and Class B Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. In respect of all matters subject to a shareholders’ vote, each ordinary share of MPU Cayman is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which MPU Cayman’s shares are listed for trading, or a poll is demanded by the chairman of such meeting or one or more shareholders who, individually or collectively, holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders (for as long as the MPU Cayman’s Class A Shares are listed on the stock exchange) consists of one or more shareholders who holds shares that represent at least one-third of the MPU Cayman’s issued voting shares. Shareholders’ meetings, if the directors consider necessary or desirable, may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of MPU Cayman’s board of directors or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 10% of the rights to vote at such general meeting. At least seven clear days’ notice of a general meeting must be given to the shareholders. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares of MPU Cayman cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the Ordinary Shares of MPU Cayman cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to the memorandum and articles of association of MPU Cayman.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of MPU Cayman’s shareholders may transfer all or any of his or her Ordinary Shares of MPU Cayman by an instrument of transfer in the usual or common form or any other form approved by MPU Cayman’s board of directors. MPU Cayman’s board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Shares of MPU Cayman irrespective of whether the shares are fully paid or MPU Cayman has no lien over it. If MPU Cayman’s board of directors refuses to register a transfer, it shall, within two months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal. Upon completion of the Redomicile Merger, MPU Cayman waived its right to refuse transfers of any Ordinary Shares of MPU Cayman. The registration of transfers may, after compliance with any notice required of the stock exchange on which MPU Cayman’s shares are listed, be suspended at such times and for such periods as MPU Cayman’s board of directors may determine, provided, however, that the registration of transfers shall not be suspended for more than 45 days in any year as MPU Cayman’s board of directors may determine.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. MPU Cayman’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares of MPU Cayman in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The Ordinary Shares of MPU Cayman that have been called upon and remain unpaid are subject to forfeiture.

Conversion Rights. Each Class B Share is convertible into one (1) Class A Share at any time by the holder thereof. The number of Class B Shares held by a holder thereof will be automatically and immediately converted into an equal and corresponding number of Class A Shares upon any of the following events, and no further Class B Shares shall be issued by the MPU Cayman thereafter:

(a) Any direct or indirect sale, transfer, assignment or disposition of such number of Class B Shares by the holder thereof or an affiliate of such holder or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Shares through voting proxy or otherwise to any person or entity that is not a charitable trust for which the voting control remains with such holder. For the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of the Class B Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or third party right is enforced and results in the third party holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related Class B Shares, in which case all the related Class B Shares shall be automatically converted into the same number of Class A Ordinary Shares.

(b) The Management Shareholder, which is designated as Yucheng Hu, the Company’s chairman, director, chief executive officer and president, ceasing to be a director, officer or employee of MPU Cayman;

(c) The total number of issued and outstanding Class B Shares beneficially owned by all Management Shareholders collectively is less than 5% of the total number of issued and outstanding Ordinary Shares; or

(d) The Management Shareholder being permanently unable to attend board meetings and manage the business affairs of the Company as a result of incapacity solely due to his or her then physical and/or mental condition (which, for the avoidance of doubt, does not include any confinement against his or her will).

Class A Shares are not convertible into Class B Shares under any circumstances.

Redemption of Ordinary Shares. The Companies Act and MPU Cayman’s memorandum and articles of association permit MPU Cayman to purchase its own shares. In accordance with MPU Cayman’s articles of association, provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption at MPU Cayman’s option on such terms and in such manner, provided the requirements under the Companies Act have been satisfied, including out of capital, as may be determined by MPU Cayman’s board of directors.

Inspection of Books and Records. Holders of MPU Cayman’s Ordinary Shares have no general right under MPU Cayman’s memorandum and articles of association to inspect or obtain copies of MPU Cayman’s list of shareholders or corporate records. However, MPU Cayman will provide its shareholders with annual audited financial statements.

Issuance of Additional Shares. MPU Cayman’s memorandum and articles of association authorizes MPU Cayman’s board of directors to issue additional Ordinary Shares from time to time as MPU Cayman’s board of directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares of MPU Cayman.

Anti-Takeover Provisions. Some provisions of MPU Cayman’s memorandum and articles of association may discourage, delay or prevent a change of control of MPU Cayman or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. MPU Cayman’s memorandum and articles of association allow MPU Cayman’s shareholders holding shares representing in aggregate not less than 10% of all votes attaching to all of MPU Cayman’s paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of shareholders of MPU Cayman, in which case MPU Cayman’s directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. MPU Cayman’s authorized but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares of MPU Cayman could render more difficult or discourage an attempt to obtain control of MPU Cayman by means of a proxy contest, tender offer, merger or otherwise.

Preferred Shares

MPU Cayman is authorized to issue 10,000,000 preferred shares of par value $0.001 each, of which none are outstanding as the date of this proxy statement/prospectus.

MPU Cayman’s directors may fix, by resolution or resolutions, the designation of such series and the number of preferred shares of MPU Cayman to constitute such series, and the variations in the relative rights (including, without limitation, voting, dividend, return of capital, redemption, liquidation, and conversion rights), restrictions, preferences, privileges and payment obligations as between the different classes (if any) shall be fixed and determined by the directors.

Transfer Agent

The transfer agent and registrar for MPU Cayman’s Class A Shares will be Continental Stock Transfer & Trust, 1 State Street 30th Floor, New York, NY 10004-1561.

Certain Differences in Corporate Law

Your rights as a shareholder of MPU Cayman will be governed by the Companies Act and MPU Cayman’s second amended and restated memorandum and articles of association. You should be aware that the Companies Act, which applies to us, differs in certain material respects from the General Corporation Law of the State of Delaware (“DGCL”) which is applicable to Delaware corporations. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act applicable to us that differ in certain material respects from provisions of the DGCL and Delaware common law applicable to Delaware corporations. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and you or all aspects of Delaware law that may differ from Bermuda law.

The reference of “Memorandum of Association and Articles of Association” in the compare table below refers to the second amended and restated memorandum and articles of association.

	Delaware	Cayman Islands
Appraisal Rights; Rights to Dissent

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the foregoing.

The Companies Act and MPU Cayman’s articles of association do not specifically provide for appraisal rights. However, in connection with the compulsory transfer of shares to a 90% shareholder of a Cayman Islands company as described under “Shareholder Approval of Business Combinations; Fundamental Changes,” a minority shareholder may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer objecting to that transfer. In these circumstances, the burden is on the minority shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The court is unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

In connection with a merger or a consolidation, dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures set out in the Companies Act, subject to certain exceptions.

Stockholder/Shareholder Consent to Action Without Meeting	Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.	MPU Cayman’s articles of association permits resolutions, including special resolutions, to be effected by an unanimous written resolution. A special resolution is a resolution that is either (a) passed by a majority of not less than two-thirds of shareholders as, being entitled to do so, vote in person or by proxy at a general meeting, or (b) signed by all the shareholders entitled to vote on that resolution.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of its capital surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class for cash or other property except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled, upon any distribution of its assets, to a preference over another class or series of its shares or, if no shares entitled to a preference are outstanding, any of its shares if such shares will be retired and the capital reduced.

Under the Companies Act, the board of directors may declare the payment of dividends to holders of Ordinary Shares out of MPU Cayman’s (1) profits available for distribution, or (2) “share premium account”, which represents the excess of the price paid to MPU Cayman’s on the issue of its shares over the par or “nominal” value of those shares and is similar to the U.S. law concept of additional paid in capital.

However, no dividends may be paid if, after payment, MPU Cayman would not be able to pay its debts as they fall due in the ordinary course of business.

Dividends on Ordinary Shares, if any, are at the discretion of the directors and depend on, among other things, MPU Cayman’s results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that the directors deems relevant, as well as MPU Cayman’s ability to pay dividends in compliance with the Cayman Islands law. Under the Cayman Islands law, MPU Cayman is not required to present proposed dividends or distributions to its shareholders for approval or adoption. MPU Cayman may pay dividends in any currency.

The directors are also entitled to issue shares with preferred rights to participate in dividends declared by MPU Cayman. The holders of such preference shares may, depending on their terms, rank senior to the Ordinary Shares with respect to dividends.

Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles authorize this and it has the ability to pay its debts as they fall due in the ordinary course of business.

MPU Cayman’s articles of association provide that MPU Cayman may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of shares.

Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. If a Delaware corporation has a classified board, unless its certificate of incorporation provides otherwise, any director or the entire board may only be removed by stockholders for cause.

Under MPU Cayman’s articles of association, the directors of MPU Cayman are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders.

In addition, the office of any director shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director, (iii) resigns his office by notice in writing to MPU Cayman, (iv) he is prohibited by the law of the Cayman Islands from acting as a Director; (v) he only held office as a Director for a fixed term and such term expires; (vi) he is given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or without the consent of the other Directors, he absent from meetings of Directors for a continuous period of six months.

Directors may be elected by a resolution of the board of directors, or by an ordinary resolution of the shareholders.

Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person has the right during usual business hours to inspect the corporation’s books and records for a proper purpose.

Shareholders of a Cayman Islands exempted company do not have any general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges, any special resolutions passed by such company, and the memorandum and articles of association). Under MPU Cayman’s articles of association, the directors have the discretion as to whether, to what extent, when, where and under what conditions or regulations the accounts and books of the company or any of them shall be open to the inspection of members who are not directors.

The Companies Act requires that the register of mortgages and charges of a corporation be open to inspection by any shareholder or creditor of the company at all reasonable times.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that, unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of the outstanding shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

The Companies Act and MPU Cayman’s articles of association provide that MPU Cayman’s memorandum of association and articles of association may only be amended by passing a special resolution of its shareholders to effect such amendment.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses to any director or officer relating to the defense of any proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

MPU Cayman’s articles of association provide that its directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages and liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty , in or about the conduct of MPU Cayman’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning MPU Cayman or its affairs in any court whether in the Cayman Islands or elsewhere.

Limited Liability of Directors	The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the director’s fiduciary duties, except for (i) any breach the duty of loyalty to the corporation or its shareholders; (ii) any act or omission not in good faith or involving intentional misconduct or a known violation of law; (iii) any breach in which the director obtains an improper personal benefit from the corporation; or (iv) the unlawful payment of a dividend or the unlawful approval a stock repurchase.

Cayman Islands law, in certain circumstances, permits a company to limit the liability of a director to the company. The considerations under Cayman Islands law with regard to the limitation of a director’s liability are similar to those that apply to the enforcement of provisions relating to the indemnification of directors discussed above under “Indemnification of Directors and Officers.” A Cayman Islands court will enforce such a limitation except to the extent that enforcement of the relevant provision may be held to be contrary to public policy.

MPU Cayman’s articles of association provide that no current or former director and officer of the company shall be liable to the company for any loss or damage incurred by the company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through such person’s own dishonesty.

Shareholder Lawsuits	Under Delaware law, a stockholder may bring a derivative action on behalf of the Company to enforce the rights of the Company. An individual also may commence a lawsuit separately or bring a class action suit on behalf of such individual and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may generally institute and maintain such suits only if such person was a stockholder at the time of the transaction which is the subject of the derivative suit or became a stockholder by operation of law from one who was a shareholder at the time of the transaction. Delaware law also requires that the derivative plaintiff must make a demand on the Board of Directors to assert the claim or take suitable actions, and the demand to be refused by the board, before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile (and if futile, the derivative plaintiff must make clear the reasons why such demand would be futile).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of MPU Cayman. However, the consideration of such suits has been limited. In this regard, the Cayman Islands courts ordinarily would permit a claim to be brought by a minority shareholder, in respect of a cause of action vested in a Cayman Islands company, in the name of and seeking relief on behalf of the company only (1) in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of a company; (2) where the act complained of is illegal or alleged to constitute a fraud against the company or against any minority shareholder; or (3) where the act is beyond the corporate power of the company or otherwise requires approval by a greater percentage of the company’s shareholders than actually approved it; and, in each case, where the act complained of is not capable of subsequent ratification by any majority of the company’s shareholders at a general meeting. The cause of action may be against the director, another person or both.

A shareholder may also be permitted to bring an action in his or her own name against a Cayman Islands company, a director or any other person in respect of any direct loss suffered by such shareholder as a result of any negligence, default, breach of duty or breach of trust. In any such action, however, a loss suffered by the company will not be regarded as a direct loss suffered by the individual shareholder. A shareholder may also be permitted to bring an action on the basis that the company’s affairs are being, or have been, conducted in a manner that is unfairly prejudicial to the interests of shareholders generally or to some shareholders in particular.

Amendment of Governing Documents.

The Companies Act and MPU Cayman’s articles of association provide that MPU Cayman’s memorandum of association and articles of association may only be amended by passing a special resolution of its shareholders to effect such amendment.

Rights of Non-Resident or Foreign Shareholders.

There are no limitations imposed by foreign law or by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Money Laundering—Cayman Islands.

In order to comply with legislation or regulations aimed at the prevention of money laundering, MPU Cayman may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, MPU Cayman may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

MPU Cayman reserves the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

●	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

●	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

●	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, MPU Cayman may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited. We will not be liable for any loss suffered by a subscriber arising as a result of a refusal of, or delay in processing, an application from a subscriber if such information and documentation requested have not been provided by the subscriber in a timely manner.

MPU Cayman also reserves the right to refuse to make any redemption payment to a stockholder if directors or officers suspect or are advised that the payment of redemption proceeds to such stockholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares and/or other securities, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

Data Protection — Privacy Notice.

This privacy notice explains the manner in which the Company collects, processes, and maintains personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of the our service providers, affiliates and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject or (c) where the processing is for legitimate interests pursued by the company or by a service provider to whom the data are disclosed or (d) where you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The Company will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals, and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfills the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you do not wish to provide us with the requested personal data or subsequently withdraw your consent, you may not be able to invest in our Company or remain invested in our Company as it will affect our ability to manage your investment.

If you consider that your personal data has not been handled correctly, or you are not satisfied with MPU Cayman’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling: +1 (345) 946-6283 or by email at info@ombudsman.ky.

Contacting MPU Cayman

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through the address and telephone number of our principal executive office. Our principal website is www.mtmtgroup.com. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.

Economic Substance

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the Organization for Economic Cooperation and Development (OECD) as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (Revised) (the “ES Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities”). As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which we need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the ES Act. It is anticipated that our Company will not be engaging in any “relevant activities” other than being a “pure equity holding company” and will therefore only be subject to more limited substance requirements. However, as it is a relatively new regime, it is anticipated that the ES Act will evolve and be subject to further clarification and amendments. Failure to satisfy applicable requirements may subject us to penalties under the ES Act..

Compensation of Directors and Officers

Under Cayman Islands law, MPU Cayman is not required to disclose compensation paid to our senior management on an individual basis and MPU Cayman has not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of MPU Cayman receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

Cayman Islands Selling Restrictions

This proxy statement/prospectus does not constitute a public offer of the common shares, whether by way of sale or subscription, in the Cayman Islands. The common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

The Financial Action Task Force’s Increased Monitoring of the Cayman Islands

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for MPU Cayman.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

MPU Cayman is an exempted company incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of MPU Cayman’s assets are located outside the United States. In addition, a majority of MPU Cayman’s directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon MPU Cayman or these persons, or to bring an action against MPU Cayman or against these persons in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against MPU Cayman and its officers and directors. MPU Cayman has appointed Cogency Global Inc. as its agent to receive service of process in the United States.

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against MPU Cayman or its directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against MPU Cayman or its directors or officers, predicated upon the securities laws of the United States or any state in the United States.

Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, (e) is not inconsistent with a Cayman Islands judgment of the same matter, (f) is not impeachable on grounds of fraud, and (g) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

It is our understanding that the PRC does not have treaties with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts and that there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against MPU Cayman or the directors or officers of MPU Cayman predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Additionally, it is our understanding that it may be difficult for you to bring an original action against us or against our directors and officers who are nationals or residents of countries other than the United States in a PRC court in the event that you believe that your rights have been infringed under the U.S. federal securities laws, PRC laws, Cayman Islands laws or otherwise because we are incorporated under the laws of the Cayman Islands and it may be difficult for U.S. stockholders, by virtue only of holding our Class A Shares, to establish a connection to the PRC as required by the PRC Civil Procedures Law in order for a PRC court to have jurisdiction.

LEGAL MATTERS

The validity of the Class A Ordinary Shares of MPU Cayman being offered hereby will be passed upon by Ogier, our counsel as to the Cayman Islands laws. Certain legal matters in connection with the U.S. federal laws have been passed upon for the Company by Lewis Brisbois Bisgaard & Smith, LLP.

EXPERTS

The consolidated balance sheets of our predecessor, Mega Matrix Corp. (formerly known as AeroCentury Corp) and its subsidiaries as of December 31, 2023 and 2022 and September 30, 2021, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for ended December 31, 2023 and the related notes included in this prospectus and in the registration statement have been so incorporated in reliance on the report of Audit Alliance LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2022, consolidated financial statements contains an explanatory paragraph that states that the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on March 29, 2021. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on September 30, 2021. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of September 30, 2021. Accordingly, the Company’s consolidated financial statements prior to September 30, 2021 are not comparable to its consolidated financial statements for period after September 30, 2021.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.megamatrix.io. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Mega Matrix Inc.

Up to 1,397,727 Class A Ordinary Shares

PROSPECTUS

February 7, 2025